Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact:	Marcia Kendrick
713-881-8900

SEITEL ANNOUNCES SECOND QUARTER 2011 RESULTS

Cash Resales of $27.9 million

HOUSTON, August 10, 2011 – Seitel, Inc., a leading provider of seismic data to the oil and gas industry, today reported results for the second quarter ended June 30, 2011.

Second Quarter Highlights –

(in millions)	Second Quarter		First Six Months
	2011	2010	2011	2010
Cash Resales	$27.9	$31.6	$54.1	$52.4
Total Revenue	35.5	33.0	95.0	65.3
Cash EBITDA	23.3	25.9	45.0	42.0

Total revenue for the second quarter of 2011 was $35.5 million compared to $33.0 million during the second quarter of 2010. The 8% increase in revenue resulted from a $6.5 million, or 133%, increase in acquisition revenue partially offset by a $4.0 million, or 15%, decrease in total resale revenue from our library. Acquisition revenue was $11.4 million in the second quarter of 2011, reflecting continuing increased activity in acquiring data in unconventional resource plays. Cash resales for the second quarter of 2011 were $27.9 million compared to $31.6 million for the second quarter of last year. Cash resales from 3D data located in unconventional plays continue to make up a significant portion of our activity representing 60% of our cash resales in the second quarter of 2011 with the remaining 40% from conventional 3D, 2D and offshore data. This compares to 68% and 32%, respectively, in the second quarter of 2010. Solutions revenue was $1.0 million compared to $0.8 million in the same period last year.

Total revenue for the six months ended June 30, 2011 was $95.0 million, a 45% increase from the 2010 six month level of $65.3 million. Acquisition revenue increased $22.1 million to $35.0 million and total resale licensing revenue increased $7.5 million to $57.9 million for the first half of 2011. For the six months of 2011, cash resales were $54.1 million compared to $52.4 million in the same period last year. In the first half of 2011, 66% of our cash resales were from 3D data located in unconventional resource plays with the remaining 34% from conventional 3D, 2D and offshore data. This compares to 65% and 35%, respectively, in the first half of 2010. Solutions revenue was $2.1 million for the first six months of 2011 compared to $2.0 million in the same period of 2010.

For the second quarter of 2011, our net loss was $5.0 million compared to last year’s net loss of $22.6 million. For the six months ended June 30, 2011, our net loss was $4.5 million compared to $44.8 million for the same period last year. The increase in revenue and a decrease in amortization expense on our data library were the primary contributors to the improved results in both periods.

Cash EBITDA, generally defined as cash resales and solutions revenue less cash operating expenses (excluding various non-recurring items), was $23.3 million for the second quarter of 2011 compared to $25.9 million in the same period of 2010. Cash EBITDA was $45.0 million in the first six months of 2011 compared to $42.0 million in the first half of last year.

“Our data library continues to perform in both the unconventional and conventional areas,” commented Rob Monson, president and chief executive officer. “Our clients are focusing more on oil- and liquids-rich basins but we still have demand for gas-prone areas as well.

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“We are executing on our plan to add new data to our library,” stated Monson. “So far in 2011, we have added over 1,500 square miles of data to our library, all in unconventional areas. We currently have about 480 square miles of active data acquisition projects in the Eagle Ford, 550 square miles in Marcellus, 630 square miles in Niobrara and over 100 square miles in the Cardium.”

Depreciation and amortization expense for the second quarter of 2011 was $23.2 million compared to $38.1 million for the same period in 2010 and was $65.7 million for the first half of 2011 compared to $76.8 million for the first half of 2010. The decrease between periods was primarily due to a significant portion of our data library becoming fully amortized in February 2011 resulting in less straight-line amortization.

Selling, general and administrative (“SG&A”) expenses were $7.9 million for the second quarter of 2011 compared to $8.4 million in last year’s second quarter. Cash SG&A expenses increased $1.2 million between the quarters mainly due to an increase in salaries, benefits and certain non-recurring expenses associated with professional fees incurred with respect to evaluating debt restructuring alternatives and severance costs. Non-cash SG&A decreased $1.7 million between the quarters resulting from a decrease in amortization of stock option costs. SG&A expenses were $15.5 million in the first six months of 2011 compared to $14.9 million in the same period last year.

Our cash balances on June 30, 2011 were $173.4 million, which included $120.1 million equity contribution from our parent, Seitel Holdings, Inc., that resulted from its May 2011 sale of a minority interest in Holdings to Centerbridge Capital Partners II, L.P. and Centerbridge Capital Partners SBS II, L.P. On July 1, 2011, we used the proceeds from the equity offering to redeem $125.0 million of our 9.75% Senior Notes and paid the related accrued interest and call premium from our cash balance. Excluding the equity transaction, cash consumption during the second quarter was $14.4 million, as cash EBITDA of $23.3 million was offset by cash utilized by working capital of $19.6 million, net cash capital expenditures for the quarter of $14.7 million and $2.0 million in debt repayments on our 11.75% Senior Notes.

In May 2011, we entered into a new credit facility which provides us with the ability to borrow up to $30.0 million, subject to borrowing base limitations. Currently, we have $30.0 million of availability on this facility.

Gross capital expenditures for the first six months of 2011 were $73.0 million, of which $65.2 million related to new data acquisition. Total underwriting revenue for the first six months of 2011 was $35.0 million. Our net cash capital expenditures totaled $34.3 million for the first half of 2011. Our data acquisition activity in 2011 has been in each of the major resource plays including the Eagle Ford, Marcellus, Niobrara and Haynesville areas in the U.S. and the Montney, Horn River and Cardium in Canada.

Our forecast of net cash capital expenditures for the last half of 2011 is $34.2 million bringing our total estimated net cash capital expenditures for the year to $68.5 million. Our current backlog of net cash capital expenditures related to acquisition programs is $36.3 million, of which we expect approximately $26.0 million to be incurred in the remainder of 2011.

CONFERENCE CALL

Seitel will hold its quarterly conference call to discuss second quarter results for 2011 on Thursday, August 11, 2011 at 9:00 a.m. Central Time (10:00 a.m. Eastern Time). The dial-in number for the call is 800-295-4740, passcode Seitel. A replay of the call will be available until August 18, 2011 by dialing 888-286-8010, passcode 86022626, and will be available following the conference call at the Investor Relations section of the company’s website at http://www.seitel.com.

ABOUT SEITEL

Seitel is a leading provider of onshore seismic data to the oil and gas industry in North America. Seitel’s data products and services are critical for oil and gas exploration and the development and management of hydrocarbon reserves by E&P companies. Seitel owns an extensive library of proprietary onshore and offshore seismic data that it licenses to a wide range of oil and gas companies. Seitel believes that its library of onshore seismic data is the largest available for licensing in North America. Seitel’s seismic data library includes both onshore and offshore 3D and 2D data. Seitel owns over 44,000 square miles of 3D and approximately 1.1 million linear miles of 2D seismic data concentrated in the major active North American oil and gas producing regions. Seitel serves a market which includes over 1,600 companies in the oil and gas industry.

The press release contains “forward-looking statements” within the meaning of the federal securities laws, which involve risks and uncertainties. Forward-looking statements include all statements that do not relate solely to historical or current facts, and you can identify forward-looking statements because they contain words such as “believes,” “expects,” “may,” “will,” “should,” “seeks,” “approximately,” “intends,” “plans,” “estimates,” “projects,” or “anticipates” or similar expressions that concern the strategy, plans or intentions of the Company. These forward-looking statements are subject to risks and uncertainties that may change at any time, and, therefore, actual results may differ materially from management expectations reflected in our forward-looking statements. These risks and uncertainties are described in the Company’s filings with the Securities and Exchange Commission, including its most recent Annual Report on Form 10-K, a copy of which may be obtained from the Company without charge. Management undertakes no obligation to publicly update or revise any forward-looking statement as a result of new information, future events or otherwise, except as otherwise required by law.

The press release also includes certain non-GAAP financial measures as defined under the SEC rules. Non-GAAP financial measures include cash resales, for which the most comparable GAAP measure is total revenue; cash EBITDA, for which the most comparable GAAP measure is income (loss) from operations; net cash capital expenditures, for which the most comparable GAAP measure is total capital expenditures; and cash operating expenses for which the most comparable GAAP measure is total operating expenses.

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SEITEL, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands, except share and per share amounts)

	(Unaudited) June 30, 2011	December 31, 2010
ASSETS

Cash and equivalents	$173,370	$89,971
Receivables, net	36,146	34,644
Net seismic data library	117,661	106,104
Net property and equipment	5,150	5,446
Investment in marketable securities	458	3,102
Prepaid expenses, deferred charges and other	13,486	10,249
Intangible assets, net	30,421	33,117
Goodwill	211,206	208,050
Deferred income taxes	326	326

TOTAL ASSETS	$588,224	$491,009

LIABILITIES AND STOCKHOLDER’S EQUITY (DEFICIT)
Accounts payable and accrued liabilities	$37,066	$53,170
Income taxes payable	510	8
Debt:
Senior Notes	400,000	402,056
Notes payable	125	154
Obligations under capital leases	3,419	3,394
Deferred revenue	33,977	37,121
Deferred income taxes	2,462	2,128

TOTAL LIABILITIES	477,559	498,031

COMMITMENTS AND CONTINGENCIES

STOCKHOLDER’S EQUITY (DEFICIT)

Common stock, par value $.001 per share; 100 shares authorized, issued and outstanding at June 30, 2011 and December 31, 2010	—	—
Additional paid-in capital	397,900	277,488
Retained deficit	(315,916)	(311,401)
Accumulated other comprehensive income	28,681	26,891

TOTAL STOCKHOLDER’S EQUITY (DEFICIT)	110,665	(7,022)

TOTAL LIABILITIES AND STOCKHOLDER’S EQUITY (DEFICIT)	$588,224	$491,009

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SEITEL, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (Unaudited)

(In thousands)

	Three Months Ended June 30,
	2011	2010

REVENUE	$35,545	$32,962

EXPENSES:
Depreciation and amortization	23,246	38,111
Cost of sales	39	26
Selling, general and administrative	7,925	8,382

	31,210	46,519

INCOME (LOSS) FROM OPERATIONS	4,335	(13,557)

Interest expense, net	(10,265)	(10,177)
Foreign currency exchange gains (losses)	225	(316)
Gain on sale of marketable securities	980	—
Other income	115	79

Loss before income taxes	(4,610)	(23,971)
Provision (benefit) for income taxes	416	(1,385)

NET LOSS	$(5,026)	$(22,586)

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SEITEL, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (Unaudited)

(In thousands)

	Six Months Ended June 30,
	2011	2010

REVENUE	$95,041	$65,338

EXPENSES:
Depreciation and amortization	65,660	76,767
Cost of sales	55	63
Selling, general and administrative	15,490	14,898

	81,205	91,728

INCOME (LOSS) FROM OPERATIONS	13,836	(26,390)

Interest expense, net	(20,424)	(20,326)
Foreign currency exchange gains (losses)	457	(108)
Gain on sale of marketable securities	2,467	52
Other income	164	134

Loss before income taxes	(3,500)	(46,638)
Provision (benefit) for income taxes	1,015	(1,810)

NET LOSS	$(4,515)	(44,828)

Cash resales represent new contracts for data licenses from our library, including data currently in progress, payable in cash. We believe this measure is important in gauging new business activity. We expect cash resales to generally follow a consistent trend over several quarters, while considering our normal seasonality. Volatility in this trend over several consecutive quarters could indicate changing market conditions. The following table summarizes the components of Seitel’s revenue and shows how cash resales (a non-GAAP financial measure) are a component of total revenue, the most directly comparable GAAP financial measure (in thousands):

	Three Months Ended June 30,		Six Months Ended June 30,
	2011	2010	2011	2010

Acquisition revenue:
Cash underwriting	$11,034	$4,120	$33,646	$12,166
Underwriting from non-monetary exchanges	344	757	1,383	811

Total acquisition revenue	11,378	4,877	35,029	12,977

Resale licensing revenue:
Cash resales	27,883	31,602	54,148	52,413
Non-monetary exchanges	—	2,198	6,015	4,050
Revenue recognition adjustments	(4,676)	(6,548)	(2,238)	(6,060)

Total resale licensing revenue	23,207	27,252	57,925	50,403

Total seismic revenue	34,585	32,129	92,954	63,380

Solutions and other	960	833	2,087	1,958

Total revenue	$35,545	$32,962	$95,041	$65,338

The following table shows the percentage of cash resales and total revenue generated from 3D data located in unconventional resource plays and from conventional 3D, 2D and offshore data for the three and six months ended June 30, 2011 and June 30, 2010:

	2Q11	2Q10	6M11	6M10

Unconventional 3D data cash resales	60%	68%	66%	65%
Unconventional 3D data total revenue	74%	52%	79%	65%
Conventional 3D, 2D and offshore data cash resales	40%	32%	34%	35%
Conventional 3D, 2D and offshore data total revenue	23%	46%	19%	32%

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Cash EBITDA represents cash generated from licensing data from our seismic library net of recurring cash operating expenses. We believe this measure is helpful in determining the level of cash from operations we have available for debt service and funding of capital expenditures (net of the portion funded or underwritten by our customers). Cash EBITDA includes cash resales plus all other cash revenues other than from data acquisitions, plus gains on sales of marketable securities obtained as part of licensing our seismic data, less cost of goods sold and cash selling, general and administrative expenses (excluding non-recurring corporate expenses such as severance and debt restructure costs). The following is a quantitative reconciliation of this non-GAAP financial measure to the most directly comparable GAAP financial measure, operating income (loss) (in thousands):

	Three Months Ended June 30,		Six Months Ended June 30,
	2011	2010	2011	2010

Cash EBITDA	$23,308	$25,915	$45,005	$42,026
Add (subtract) other revenue components not included in cash EBITDA:
Acquisition revenue	11,378	4,877	35,029	12,977
Non-monetary exchanges	—	2,198	6,015	4,050
Revenue recognition adjustments	(4,676)	(6,548)	(2,238)	(6,060)
Less:
Gain on sale of marketable securities	(980)	—	(2,467)	(52)
Depreciation and amortization	(23,246)	(38,111)	(65,660)	(76,767)
Non-recurring corporate expenses	(1,293)	(52)	(1,355)	(128)
Non-cash operating expenses	(156)	(1,836)	(493)	(2,436)

Operating income (loss)	$4,335	$(13,557)	$13,836	$(26,390)

The following table summarizes the cash and non-cash components of our total operating expenses (cost of sales and selling, general and administrative (“SG&A”) expenses) for the three and six months ended June 30, 2011 and June 30, 2010 (in thousands):

	Three Months Ended June 30,		Six Months Ended June 30,
	2011	2010	2011	2010

Cost of Sales	$39	$26	$55	$63
Cash SG&A expenses (1)	7,769	6,546	14,997	12,462

Cash operating expenses	7,808	6,572	15,052	12,525
Non-cash equity compensation expense	82	1,768	346	2,299
Non-cash rent expense	74	68	147	137

Total	$7,964	$8,408	$15,545	$14,961

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Includes $1.3 million, $0.1 million, $1.4 million and $0.1 million of non-recurring corporate expenses for the three months ended June 30, 2011 and 2010 and for the six months ended June 30, 2011 and 2010, respectively.

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The following table summarizes our actual capital expenditures for the six months ended June 30, 2011 and our estimate for the year ending December 31, 2011 (in thousands):

	Six Months Ended June 30, 2011	Estimate for Remainder of 2011	Total Estimate for 2011

New data acquisition	$65,171	$85,329	$150,500
Cash purchases and data processing	2,041	959	3,000
Non-monetary exchanges	5,006	3,994	9,000
Property and equipment and other	739	561	1,300

Total capital expenditures	72,957	90,843	163,800
Less:
Non-monetary exchanges	(5,006)	(3,994)	(9,000)
Cash underwriting	(33,646)	(52,654)	(86,300)

Net cash capital expenditures	$34,305	$34,195	$68,500

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